UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 30, 2012

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2012, the Compensation Committee of the Board of Directors of United Online, Inc. (the “Company”) adopted the United Online, Inc. 2012 Management Bonus Plan (the “Bonus Plan”).  The Bonus Plan is a performance-based cash bonus program.

For certain participants, the bonus award will be tied to performance goals based on the consolidated revenue and operating income before depreciation, amortization and certain other expenses (“adjusted operating income”) of the Company’s combined FTD, Content & Media and Communications business segments (the “combined business segments”) for the 2012 fiscal year.  For other participants, the bonus award will be tied to performance goals based in part on the consolidated revenue and adjusted operating income of the combined business segments and in part on the separate revenue and adjusted operating income of the individual business segment (FTD or Communications) or the particular business unit to which that participant’s bonus opportunity has been allocated.

Fifty percent (50%) of each participant’s potential bonus award is tied to the level of revenue attained by the combined business segments and, if applicable, the designated business segment or business unit to which that participant’s bonus opportunity has been allocated, and the other fifty percent (50%) is tied to the level of adjusted operating income attained by the combined business segments and, if applicable, the designated business segment or business unit.

As to each particular business segment, business unit or the combined business segments, ten to twelve potential levels of goal attainment from threshold to maximum have been established for the applicable revenue and adjusted operating income goals.  For each specified level of attainment, there is a specific dollar amount individually allocated to each participant based on a certain percentage of his base salary.  The actual amount of the bonus award will be based on the actual levels at which the applicable revenue and adjusted operating income goals are in fact attained.  If there is not at least threshold attainment of the applicable revenue or adjusted operating income goal, then no bonus award will be earned with respect to that particular performance metric.  In addition, in order to receive their bonuses, participants will generally be required to continue in the Company’s employ through December 31, 2012.  However, a pro-rated bonus payout based on actual attained levels of performance will be provided to any participant whose employment terminates before such date by reason of death or disability and may be provided to any participant who was on a leave of absence during a portion of the 2012 fiscal year.   The Bonus Plan imposes a limit of $3.5 million on the maximum bonus amount payable to any participant for the 2012 fiscal year.

The following chart identifies the named executive officers of the Company who have been selected as participants in the Bonus Plan and the target and maximum bonus amounts payable to each of them if the applicable performance goals are each attained at the target or maximum level, respectively:

Named Executive Officer (Title)	Target Bonus Amount	Maximum Bonus Amount
Mark R. Goldston (Chairman, President and Chief Executive Officer)	$1,496,625	$2,344,713
Neil P. Edwards (Executive Vice President and Chief Financial Officer)	$300,000	$470,000
Robert S. Apatoff (President, FTD Group, Inc.)	$598,500	$904,050
Robert J. Taragan (President, Communications Segment)	$281,400	$434,700

The foregoing description of the material terms of the Bonus Plan does not purport to be a complete description of the Bonus Plan and is qualified in its entirety by reference to the Bonus Plan, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012	UNITED ONLINE, INC.

	By:	/s/ Neil P. Edwards
	Name:	Neil P. Edwards
	Title:	Executive Vice President and Chief Financial Officer